SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 20, 2001


                     QWEST COMMUNICATIONS INTERNATIONAL INC.
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             (Exact name of registrant as specified in its charter)


                                    Delaware
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                 (State or other jurisdiction of incorporation)



      000-22609                                           84-1339282
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(Commission File Number)                       (IRS Employer Identification No.)



       1801 California Street                    Denver, Colorado        80202
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(Address of principal executive offices)                              (Zip Code)



        Registrant's telephone number, including area code: 303-992-1400
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                                 Not applicable
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          (Former name or former address, if changed since last report)
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Item 5.      OTHER EVENTS

On June 20, 2001, Morgan Stanley issued an equity research report on Qwest Communications International Inc. ("Qwest" or the "Company"), entitled "Qwest:
Listening to the 10-K." In this report, Morgan Stanley made a number of comments on the Company's accounting in various areas, including accounting for the merger of Qwest and U S WEST, Inc. ("U S WEST"), pension assumptions, and software capitalization trends. Morgan Stanley concluded that these observations have an important bearing on the sustainability of Qwest's future earnings growth and capital needs.

The Company believes the report is misleading and inaccurate in its explanation of generally accepted accounting principles ("GAAP"), includes several factual errors, and has no bearing whatsoever on the sustainability of the future earnings growth or capital needs of the Company. The Company's press release regarding the same is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Issue 1: Purchase Price Allocation

As stated in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the "SEC") on March 16, 2001, the June 30, 2000 merger between Qwest and U S WEST (the "Merger") has been accounted for as a reverse acquisition under the purchase method of accounting. Because the Merger is considered a reverse acquisition, U S WEST is deemed the acquirer and Qwest the acquired entity for accounting purposes. The total value of the consideration was approximately $40 billion.

Morgan Stanley claims that certain of the Company's preliminary purchase price adjustments are "unusual," that the Company has not fully disclosed the impact resulting from its preliminary purchase price allocation and that the impact is significant to reported results. In addition, Morgan Stanley implies that Qwest, prior to the Merger with U S WEST, avoided an impairment charge related to its assets on a stand-alone basis.

According to the Morgan Stanley report:

         "The $3.1 billion write-down of tangible net assets strikes us as unusual, given the apparent lack of disclosure of details concerning the adjustment and the potentially significant impact on reported results. In order for the write-off in PP&E to be adjusted in the purchase price allocation, the fair values of Qwest assets and any possible impairment (based on fair value) would have to been unknown or not ascertainable at 6/30/00. This is because of the "reverse acquisition" character of the merger. While Qwest was a stand-alone entity it could avoid an impairment charge under current US rules (FAS
         121) if the assets were in operation and generating any cash flow. However, on the date of the acquisition any possible impairment should be estimated and recorded, as the company should have been aware of a need to write down the book value to fair value at 6/30/00. The full fair value exercise was apparently only undertaken after the filing date of the 6/30/00 10-Q.

         Just as important for investors is the question of the true earning power of the old Qwest assets, given that a substantial portion was not written off even though it may well have been economically impaired at 6/30/00."

The Merger was closed on June 30, 2000. Because of the competitive nature of the Qwest bid for U S WEST and uncertainty over the Merger closing, there was limited interaction between Qwest and U S WEST prior to the closing of the Merger. The original purchase price allocation recorded by U S WEST on June 30, 2000, largely represented a carryover of net book value for most acquired assets because of the limited information available to U S WEST and the short timeframe between closing of the Merger (June 30, 2000) and the due date of the Form 10-Q (August 14, 2000). In the quarter following the Merger, the new management team

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reviewed the business of the combined Company and a preliminary estimate of fair value was received from the independent appraiser. In the Form 10-Q for the quarter ended September 30, 2000, the preliminary estimates of fair value were recorded and disclosed. Recording the acquired assets and liabilities at fair value resulted in the $3.1 billion "write-down" of tangible net assets described by Morgan Stanley. The components of the "write-down" set forth in the Morgan Stanley report are: (1) an approximate $1 billion reduction in property and equipment; (2) approximately $1.1 billion in other liabilities and (3) approximately $1.6 billion in deferred taxes.

We strongly disagree with Morgan Stanley's assertion that the purchase price allocations described above are "unusual." Accounting Principles Board ("APB") Opinion 16, "Business Combinations," provides relevant guidance for recording a purchase business combination. Paragraph 88(d) of APB Opinion 16 requires that plant and equipment to be used in operations be valued at current replacement costs for similar capacity unless the expected future use of the assets indicates a lower value to the acquirer. The $1 billion reduction in property and equipment is thus neither "unusual" nor unexpected given the declining cost of network equipment. Qwest has consistently disclosed the declining cost of procuring network equipment and has provided revised guidance on capital expenditures resulting from these price reductions.

Further, we believe that Morgan Stanley's description of GAAP relating to the need for Qwest to take an impairment charge on or before June 30, 2000 is inaccurate and misleading. The ability to write-down an asset from its net book value to its fair value is not elective. Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," permits such a write-down only when the sum of future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset. Because Qwest fully expected to recover the carrying amount of its long-lived assets prior to the Merger, it could not write-down its assets to fair value as was suggested by Morgan Stanley. The fact that the assets have a current replacement cost less than their historical book value does not "question the true earnings power of the old Qwest assets" as suggested by Morgan Stanley. It simply reflects the normal reduction in the cost of new technology that will benefit Qwest in the future vis-a-vis reduced capital expenditures.

According to the Morgan Stanley report, the $1.1 billion in other liabilities "...[r]elates to various contracts and other legal accruals." Further: "...to be part of the purchase price adjustment the economic obligations or losses had to exist at 6/30/00 but Qwest had to be either unaware they existed or unable to estimate any value for them." Paragraph 88(i) of APB Opinion 16 requires a company to record other liabilities and commitments, including unfavorable leases, contracts, and commitments and plant closing expense incident to an acquisition, at present values of amounts to be paid determined at appropriate current interest rates. We believe such accruals are required as part of the allocation of purchase consideration and are not "unusual." Similar to prohibitions against writing-down plant and equipment to fair value prior to an acquisition, these fair value adjustments to recognize assumed executory contracts and obligations cannot be recorded prior to an acquisition. Given the constraints on preparing the Form 10-Q for the period ended June 30, 2000, and the significant number of contracts, commitments and leases that needed to be reviewed and valued, we do not believe it is unusual that the initial purchase price allocation did not include these fair value adjustments.

In their report, Morgan Stanley acknowledges that the $1.6 billion in deferred taxes are appropriate and required under GAAP. We take issue to the characterization of this $1.6 billion liability, representing over 50% of the amount questioned by Morgan Stanley, as a "write-down" of tangible net assets. No tangible assets were written down. A deferred tax obligation was appropriately recorded in purchase accounting for the difference between the fair value of net assets recorded in purchase accounting and their historical tax basis.

Finally, we believe our disclosure of the Merger with U S WEST and the purchase accounting is adequate. The Staff of the SEC (the "Staff") has reviewed the Qwest Form 10-K as of December 31, 1999, and the Qwest Form 10-Q for the quarter ended September 30, 2000. The review resulted in various comments by the Staff regarding our accounting for the Merger and related disclosures. The Company has responded to those comments in its Form 10-K filed with the SEC on March 16, 2001, and the issues raised have been cleared to the satisfaction of the Staff.

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Issue 2: KPNQwest Valuation

Morgan Stanley speculates that the Company may write down our investment in KPNQwest given the current trading price of KPNQwest's stock, and that there will be a significant impact to unnamed balance sheet ratios.

As a result of the final appraisal of the assets acquired in the merger, a downward revision of the estimated fair value of the Company's 44.4 % equity interest in KPNQwest at June 30, 2000 will be made. The Company's investment in KPNQwest is subject to restrictions on its disposition specified in the agreements with KPN Telecom B.V. and KPNQwest. At the time of the Merger, the Company originally estimated the fair value of its investment in KPNQwest to be approximately $7.9 billion. Based upon an independent third party appraisal that has recently been completed, the estimated fair value of the Company's investment in KPNQwest was approximately $4.8 billion on June 30, 2000 (the Merger date). We are not aware of any significant balance sheet ratios that will be adversely affected by a reduction in the carrying value of the KPNQwest investment

As a result of the adjustment to reflect the appraised value of our investment in KPNQwest and a revision to the estimated useful life of the goodwill related to the investment from 40 years to 10 years, we expect amortization to increase approximately $79 million per quarter.

The current market value of the Company's investment in KPNQwest is approximately $1.6 billion. The Company believes insufficient evidence exists to reach a conclusion that the investment value is permanently impaired. Therefore, the Company does not believe it is appropriate to write down its investment from the June 30, 2000 appraised value of $4.8 billion to the current market value at this time. If, in the future, a determination is made that such a diminution in value is other than temporary, any reduction in the carrying amount of the Company's investment in KPNQwest would result in a charge to income.

Issue 3: Changes in Pension Assumptions

Morgan Stanley implies that the Company has significantly increased the discount rate (from 6.75% to 8.0%) used to measure pension obligations in order to reduce the present value of our future obligation. In addition, they assert that the increase in return on plan assets from 8.8% to 9.4% in 2000 may not have been warranted given 2000 actual returns experienced by the fund.

According to the Morgan Stanley report:

         "For 2000 Qwest (via U S WEST) revised the discount rate used to discount the value of future obligations from 6.75% to 8% (versus a Bell average of 7.75%). This has the effect of reducing the present value of the future obligation. The new discount rate is based on a representative corporate bond rate. At the same time, Qwest raised the expected return on plan assets from 8.8% to 9.4% (vs. a Bell average of 8.9%) despite the recent turmoil in the markets. While other telecom companies have similar assumptions, Qwest (U S WEST) has moved from having the most conservative assumptions used by the phone companies to among the least conservative."

We believe the Morgan Stanley report is misleading with respect to the effect of the Company's change in discount rate assumptions. While a decrease in the net present value of the pension obligation is the mathematical result of a higher discount rate, the amount of discretion exercised by the Company to establish the rate is limited. The Company's policy in establishing the pension discount rate is followed consistently from year to year. Each year, the company measures and discounts its future pension obligations using a rate based on the then

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current rate for Moody's AA-rated corporate bonds. The SEC has established
Moody's AA-rated corporate bonds as a reasonable standard upon which to base discount rate assumptions, in accordance with SFAS No. 87, "Employers' Accounting for Pensions." The increase in the discount rate resulted from significant increases in interest rates in the last quarter of 2000. According to a Credit Suisse First Boston Equity Research Report dated June 13, 2001, S&P companies used a discount rate that ranged from 4.75% to 8.5% in 2000.

We also believe the Morgan Stanley report omits significant information necessary to understand the Company's selection of its expected return on plan assets. First, according to the Credit Suisse First Boston Report, Qwest's plan was one of the top twenty overfunded plans in both 2000 and 1999. Second, the Qwest plans have a net unrecognized actuarial gain of $2.9 billion indicating that historical estimates of expected return on plan assets have been conservative. Third, the Morgan Stanley report fails to mention that Qwest utilizes a five-year smoothing mechanism in recognizing investment performance. This smoothing mechanism dampens the effect the selected rate of return on plan assets has on the Company's income. Based upon the Company's review of other similarly situated companies with large pension plans, we believe our expected rate of return on plan assets is comparable. Of the 50 public companies with the largest pension asset trusts, the median expected return on assets was 9.5% for 2000. Based upon the Credit Suisse First Boston Report, companies within the S&P 500 used expected rates of returns ranging from 5% to 11.5%.

The conclusions drawn by the Morgan Stanley report are as follows:

         "The recent changes in assumptions put Qwest's rates above those of the other three Baby Bells. In 2000, Qwest recorded a net pension credit of $405 million (or $0.15 per share (after tax), a dramatic swing from the $8 million pension cost recorded in 1999 (by U S WEST). As with the other Baby Bells, we do not expect similar income accretion in the future, particularly if markets remain difficult. Indeed, the pension fund at Qwest actually recorded a negative return in 2000, as did other Baby Bells. Next year, the 2002 salary increase will also put additional pressure on earnings."

We believe the information provided in the Morgan Stanley report and the conclusions drawn are inaccurate. The net pension credit, as reported in our Form 10-K, was $319 million in 2000 (versus the $405 million provided in the Morgan Stanley report) and $151 million in 1999 (versus the net pension cost of $8 million provided in the Morgan Stanley report). Further, the conclusion drawn about the lack of similar income accretion in the future ignores the overfunded status of the Qwest plan ($4.1 billion) and the smoothing mechanisms adopted by the Company.

Issue 4: Incremental Software Capitalization

According to the Morgan Stanley report:

         "One of the important changes in accounting in recent years has been the requirement to capitalize software costs. This is very important to telecom companies, which spend hundreds of millions of dollars every year on software. In the first years, applying this policy has the effect of enhancing net income as items previously expensed are capitalized. Longer term, the positive effect on net income is neutralized, as higher depreciation expense is recorded."

As to Qwest, Morgan Stanley's report contends that there was a significant increase in software capitalization in 2000 versus 1999 and concludes:

         "During periods of high software capitalization, expenses are understated relative to the cash spending, with the reverse as the depreciation catches up. This is part of the reason for the rapid increase in depreciation expense we are seeing. We believe that most of the software capitalized is written off over a five year period. The increase in EPS is equivalent to about $0.30 per share after tax if

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         looked at from a cash perspective, or $0.06 per share each year if amortized over 5 years."

We believe the Morgan Stanley report is incomplete and potentially misleading. The $1.173 billion net capitalized software costs reported in the Company's 2000 Form 10-K reflects U S WEST and Qwest cumulative net, capitalized software costs. For 1999, the $618 million net, capitalized software costs represent U S WEST only. Therefore the numbers are not comparable. Assuming the two companies merged at the beginning of 1999, the amount of software capitalized would have been $453 million in 1999 and $642 million in 2000 on a pro forma basis. This increase is primarily attributable to growth in internal software development associated with our 271 long distance re-entry. These higher capitalized software costs related to 271 will be amortized over five years. We have previously provided guidance on the level of depreciation and amortization charges and that guidance has factored in our increase in software development activities.

Issue 5: Incremental Capitalization of Interest

Morgan Stanley indicated that capitalized interest increased from $27 million in 1999 to $151 million in 2000. They noted that an increase in capitalized interest reduces reported interest expense in the current period and increases depreciation in future periods.

We believe the Morgan Stanley report is inaccurate and potentially misleading. The $151M of capitalized interest costs reported in the Company's 2000 Form 10-K reflects US West results for a full year and Qwest results since the Merger. For 1999, the $27 million capitalized interest costs represent the results for U S WEST only. Therefore the numbers are not comparable. Assuming the two companies merged at the beginning of 1999, the amount of interest capitalized would have been $71 million in 1999 and $200 million in 2000 on a pro forma basis. This increase is primarily attributable to growth in capital expenditures in 2000 and changes in our borrowing rates. The increase in our capital spending is in line with guidance previously provided and was necessary to support growth initiatives and improve local service quality. On a pro forma basis, capital spending increased from approximately $6 billion in 1999 to approximately $9 billion in 2000.

Forward-Looking Statements Warning
----------------------------------

This Current Report on Form 8-K contains projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Qwest with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including potential fluctuations in quarterly results, volatility of Qwest's stock price, intense competition in the communications services market, changes in demand for Qwest's products and services, dependence on new product development and acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels, rapid and significant changes in technology and markets, adverse changes in the regulatory or legislative environment affecting Qwest's business and delays in Qwest's ability to provide interLATA services within its 14-state local service territory, failure to maintain rights of way, and failure to achieve the projected synergies and financial results expected to result from the acquisition of U S WEST, Inc. timely or at all and difficulties in combining the operations of Qwest and U S WEST. This release is based upon the best information available at this time, but does not necessarily include all information that would be available at a quarterly earnings announcement. The information contained in this Current Report on Form 8-K is a statement of Qwest's present intention and is based upon, among other things, the existing regulatory environment, conditions in the industry and economy generally and market conditions and prices. Qwest may change its intentions, at any time and without notice, based upon any changes in such factors, in Qwest's assumptions or otherwise. This Current Report on Form 8-K includes analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility. Qwest undertakes no obligation to review or confirm analysts'

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expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this Current Report on Form 8-K, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

ITEM 7.      Financial Statements, Pro Forma Financial Information and Exhibits

Exhibit 99.1 Press release dated June 20, 2001.



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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, Qwest has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    QWEST COMMUNICATIONS INTERNATIONAL INC.



DATE:  June 20, 2001                By:  /s/ Robin R. Szeliga
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                                             Robin R. Szeliga
                                             Executive Vice President and CFO


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